Exhibit 99.1

IBSG International Announces Profitable Preliminary 2003 Results

Profitable Results to Include Intelligent Business Systems, Inc. Subsidiary Acquired in February 2004

CELEBRATION, Fla. — (BUSINESS WIRE) — April 6, 2004 — In February 2004, IBSG International, Inc. (OTCBB:IGII)( the “Company”) completed the acquisition of Intelligent Business Systems, Inc. (the “Subsidiary”). The financial statements of the Company will be retroactively restated to include the profitable operations of the acquired Subsidiary. Preliminary unaudited results of the Company for the year ended December 31, 2003 indicate revenues of approximately $5,000,000, and net income of $1,760,000 or $.07 per share based on approximately 21 million shares of stock outstanding as of December 31, 2003. These figures are subject to adjustment as a result of final audit, which is underway. The Company’s financial statements, included in its recently filed Form 10-KSB for the year ended December 31, 2003, did not include the operations of this Subsidiary since the acquisition did not close until the first quarter of 2004.

About IBSG:

The Subsidiary commenced business in 1997, and is now in its fifth straight year of profitable operations selling enterprise solutions that greatly enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g. Chambers of Commerce) and Fortune 1000 corporations through the licensing of its unique turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the NetPool Data System (copyrighted).

As a software provider, system integrator and Application Service Provider, IBSG generates its revenue from license sales, system modifications, system support, and a percentage of monthly customer fees. The typical IBSG license agreement has a five-year term, but, being updated on an annual basis, is almost invariably renewed upon expiration (to date the Company has had only one licensee not renew, which was due to the expiry of the licensee’s contract with their client).

FORWARD LOOKING STATEMENTS:

Statements about the Company’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are “forward-looking statements or estimates” within the meaning of section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as the term is defined in the Private Litigation Reform Act of 1995. The Company’s actual results could differ materially from expected results. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances. Should events occur which materially affect any comments made within this press release; the Company will appropriately inform the public.

Intelligent Business Systems Group International Inc.
World HQ
1132 Celebration Blvd.
Celebration, Fl 34747
321-939-6321